Exhibit 99.2

[Note: The following is not offered as an official transcript of NetBank, Inc.’s conference call, held on Monday, May 21 2007 at 11 a.m. EDT. This translation was prepared by a third-party company and has not been approved by NetBank management or its legal counsel. NetBank cannot be held responsible for any misrepresentations or errors included in this printed version of the call. A recording was made of the live call and is available as an audio file on the bank’s Web site at www.netbankinc.com.]

NetBank, Inc.

EverBank Transaction Conference Call

Moderator: Rich Jeffers

May 21, 2007

11:00 am EDT

Coordinator:                  Good morning and thank you all for patiently holding. I would like to remind all parties, your lines are on a listen only mode until the question and answer segment of today’s conference call. Also today’s call is being recorded. If you have any objections, please disconnect at this time.

I will now turn the call over to Mr. Rich Jeffers of NetBank. Sir, you may begin.

Rich Jeffers:                  Hello everyone. As you know the purpose of this morning’s call is to discuss today’s announcement and to take your questions.

Please be aware our commentary or responses to questions may contain forward looking statements - forward looking statements regarding the intent, belief or current expectations of NetBank, Inc. or its officers can be identified by the use of forward looking terms.

Examples include may, will, should, believe, expect, anticipate, estimate, continue or any other comparable phrasing.

Information concerning risk factors that can cause actual results to differ materially from those contained in the forward looking statements is available in our SEC filing.

I’m here with Steve Herbert, our Chief Executive Officer, and Jim Gross, our Chief Financial Officer. Steve Herbert will lead today’s call. We will begin with Steve.

Steve Herbert:               Thanks Rich and thanks to everybody that’s on the call today, as always. Certainly, it’s important that we come to you today and give you some more detail on the EverBank transaction that we announced just this morning.

In that regard, I’m going to spend a little bit of time and walk you through some relevant points that really get at the broader context of the transaction, the rationale for it and the process that we undertook to evaluate the many alternatives available to us as a company that ultimately led to us choosing this particular path forward.

After doing all that, I’ll open up the call and we’ll take some questions to go over some of the things that I may not have covered.

And I guess the place to start really is with background on the decision to pursue strategic alternatives and to really put that in context, we have to go back to October of last year.

I took over in October of last year and as I think everybody well knows, it was pretty clear at that time that what we were doing simply was not working.

I think it was pretty obvious that we couldn’t stay where we were at. We needed to make some changes and so we undertook a very bold and a decisive turnaround plan at that time.

I continue to believe that the actions that we took at that time and the plan that we put together were absolutely the right actions and the right plan if we hoped to turn the company around and remain an independent, going concern.

But you’ll note that I said if. The plan was bold and decisive, but it certainly was not without risk. As with all things in life, the success of a turnaround plan hinged on some things that were within our control and also hinged on some things that were outside of our control.

And as this situation seems to have evolved over the past 7 plus months, I think that turned out to be a very big if. But even so as we executed to that plan, our employees handled the tasks, the objectives that were within our control, I’d have to characterize it as flawlessly.

I really just could not be more proud of the efforts of our employees. They successfully executed every item on our turnaround plan, every major element of that plan, pretty much on plan, save one.

Now everybody I think will recall that the plan contemplated fixing the bottom line of Net Bank Funding, our third party conforming mortgage business.

I completely believe that we fixed credit quality, we fixed the back office operations and we reduced the cost of that operation through consolidations. But even as we did all that, the market got a little bit tougher and our volumes ended up declining.

And in the end, revenues went down as a result of the volume decline and we were not successful in fixing NetBank Funding’s bottom line.

But when you take those ongoing NetBank Funding operating losses and you combine it with the inherited losses from repurchases that really just far exceeded our expectations especially at Meritage, you’ll recall the large charge we took in the 4th quarter, and you add to that the unforeseen write-offs associated with the deferred tax NOL issue that we did not fully anticipate, and the significant increase in regulatory assessments that we’ve seen due to our regulatory assessment or situation, rather — all that really added up to unplanned for losses and less capital then led to a requirement that we shrink the asset base at the bank in order to maintain capital adequacy.

All that equates to less revenue at the bank, and quite frankly now we have a bank that’s losing money too. So, in short our plan depended on some improvements in the market and economic conditions or at least no significant deteriorations especially in the mortgage sectors and no big surprises. Unfortunately, conditions have not improved, and in fact, most of them have gotten worse since we started execution of the plan.

This audience here is probably well aware of the sub-prime meltdown and the spillover into the conforming mortgage market and that really did not help our cause because of our focus on that particular side of the business.

Well and neither did the heightened regulatory oversight and the effort and the time that it took to support that, all while working to secure a new external auditor to replace Ernst & Young that resigned on a very untimely basis after the close of the 3rd quarter of last year.

Sometimes at the bottom line even the right plan can’t overcome all the forces that are working against it and it looks like this may have been one of those times.

Ultimately, we came to realize that we would likely have to do more to protect the company’s capital from continued erosion and that’s when we began looking at all the strategic alternatives that were available to the company. I think we communicated that to everybody.

Well, one main objective in reviewing those alternatives was to choose a direction that preserves shareholder value while serving the interests of our customers and our employees. However, our choices were significantly limited by a number of factors.

The regulators have certainly grown increasingly concerned about the bank’s capital adequacy and the long-term ability for the bank to fulfill its deposit obligations especially in light of the significant operating losses that we were still reporting and the significant charges and surprises that we’ve seen.

They directed us to secure an immediate solution that enabled the bank to meet all of those deposit obligations. I think they made it pretty clear that if we did not soon resolve all the deposits, they would be obligated to step in. And I think they also made it pretty clear that they would not hesitate or delay to step in if needed.

So, we were unable to effectively pursue a transaction for the entire company due to the status of our annual audit. As you well know, we don’t have current financials and we couldn’t secure a shareholder vote because of the non-current nature of our financial statements.

So we were limited to fewer options and given the regulatory framework that I just mentioned, waiting was not an option. Delay, we believed, would have resulted in further capital erosion and probably or would have brought to bear adverse regulatory actions.

We did spend considerable time and effort. We explored every avenue that presented itself; everything that we could find — we engaged outside investment banking firms, we worked with our legal partners, we contemplated every option that we could come up with under the circumstances to make certain that we were making the best and most informed decisions along the way trying to serve the collective interests of all of our stakeholders. But our circumstances were very difficult and very complex.

In the end, EverBank was the only partner that stepped up with a plan that the regulators were prepared to seriously consider. It represented a reasonable solution in that it provides for the assumption of all of our deposits in a timeframe that we feel like we were being compelled to work within.

It’s also a great home for our customers and depositors as well as for some of our employees and our business finance operation which EverBank is acquiring.

EverBank is certainly a well-run financial institution with one of the best online banking value propositions in the marketplace and I think that our customers are going to end up very pleased with the change. The regulators are also quite familiar with EverBank and they’ve been receptive to our pursuing this transaction.

So I know that many of you now are trying to figure out what does it mean to the numbers, trying to calculate the impact that this transaction is going to have. Some of the related shutdown expenses, and where really will the equity position end up.

I’m going to try and give you a little bit of guidance on that front but this is a big and another bold plan and we have to caveat it by observing that this guidance is very high level and subject to change as circumstances unfold the rest of the way through this process.

We reported equity $229 million on our preliminary unaudited financials at year end 2006. We currently estimate that closer to about $182 million as of April 30, 2007.

That estimate includes the operating losses that we talked about in our monthly release for the first 4 months of the year and also factors in some modest additional nonconforming repurchase provisions that we also talked about then.

It also factors in the proceeds from the sale of our ATM servicing operation, NetBank Payment Systems which we just announced.

So the major charges to take into consideration after starting out with $182 million would be a loss on the EverBank transaction of between $60 and $70 million.

We’re also - have made a decision today to stop taking locks and shut down NetBank Funding, our third party conforming mortgage business. We estimate there could be shutdown costs of as much as $25 to $28 million there.

Also after transitioning the deposit base to EverBank, once that conversion is complete, the residual portions of the bank platform will need to be shut down and those costs could also be $26 to about $34 million.

So if you take all these pieces of the puzzle into account, we think that equity is likely to end up at around $50 million perhaps as high as $70 million.

And we have taken a worst-case sort of a scenario in estimating these charges and remain optimistic that we’ll be able to mitigate some of these costs lower.

And what’s left when we’re done? As it stands right now, we’ll be left with our retail prime mortgage franchise, Market Street Mortgage and at least for a while our Mortgage Servicing operation.

Both of these businesses are performing well today and we’re actively reviewing alternatives for each. We believe we’ll be able to exit these operations if we choose to do so at somewhere near their current book value.

Well, the company will continue to retain its claim for recovery from Royal Indemnity, Safeco. and Illinois Union in the Commercial Money Center litigation. While the results of litigations certainly can’t be predicted with any certainty, our current estimated claim is up to about $150 million.

The CMC claim probably represents the best opportunity for us to preserve or create value for our shareholders. And we plan to focus all of or energy on prosecuting the sureties, once this transaction is complete.

And the company will still have a deferred tax asset which we could apply against any recovery in the CMC case above the $25 million accrual that we have on our balance sheet.

A couple of things before I close and open it up for questions, hopefully I’ve addressed many of them in the comments that I’ve made. But annual audit update – Porter Keetle Moore, our new external auditor is still in the process of completing its audit of the 2006 financials.

We currently remain on track to file our annual report on Form 10K with the SEC by the end of June. We also plan to file our 10Q for the first quarter of 2007 pretty much simultaneously, or within a matter of days thereafter. So before I do take those questions, let me make a couple of points.

First, I need to remind you that we’ve just announced a definitive agreement today and there’s still a lot of work yet to be done. We’re not currently under any sort of a regulatory order, but life is fraught with surprises and that could still happen.

Nothing in life is ever a sure thing. But I and my team, you can count on us. We’re going to work tirelessly to complete the EverBank transaction because we believe it clearly is in the best interest of all of our constituencies at this point in the cycle. As our shareholders, our employees, our regulators and our customers, we’ve got to get this deal done.

And the second thing I want to tell you about is that I want to acknowledge the fact that I clearly had hoped for better circumstances and a better outcome when I took over as CEO, seven quite long months ago, if I can get personal for a minute.

But as I told you then, I clearly saw that we had to do something, and I clearly have seen throughout this process what I think had to be done.

And I stood ready to take the quick action, and make the hard decisions. I promised you that no decision would go left unmade. I made the decisions that needed to be made; I’m comfortable with that. And I’ve done everything I can to advance the interest of all of our stakeholders as best as I was able to do it.

We have some clarity. We have some direction. We have a path forward from here. It’s the best one that I could develop for you. I poured my whole heart and soul into doing the very best that I could for each and every one of you. And with that I’ll close and we’ll open it up for questions.

Coordinator:                                                     Thank you. We will now begin the question and answer session. If you would like to ask a question, please press * 1. Please unmute your phone and record your name clearly when prompted. Your name is required to introduce your question. To withdraw your questions, press * 2. One moment please for the first question.

Our first question comes from (Annette Franke). Your line is open.

(Annette Franke):                          Hi, good morning. Steve, could you go over the -you talked about the residual portions in the bank. What kind of assets remain in the bank and you talked about the potential $20 to $24 million in lawsuits.

Could you just go over those and kind of attach it to the assets, in terms of what else is in there, and how you see the charges coming now?

Steve Herbert:                                            Right, well the bank’s held for investment loan portfolio was part of the transaction and we’re working to clean up a couple of other items, in particular the mortgage servicing rights are also contemplated to be sold to EverBank as we complete the documentation of that.

So the bank really won’t be left with any assets, or any deposits. The charges to exit the bank platform, obviously there are a number of fixed assets and operating lease that don’t have continuing operational utility would have to be written off, and a number of contracts that provide for some continuing obligations that may require some payments as well.

So most of the charges relate to the bank platform shutdown, relate to those two items. You know, certainly there will be severance and, you know, retention bonuses in order to get a swift transition period, and things of that character, but that’s a relatively small part of the overall puzzle of getting the bank platform shut down.

(Annette Franke):                          Okay, on the deferred tax asset, can you - how much do you have left right now, on the books?

Steve Herbert:                                            On what asset?

(Annette Franke):                          The DTA, deferred tax asset?

Steve Herbert:                                            The deferred tax asset, Jim, do you know what that number is, or should we get offline with her?

Jim Gross:                                                                  We’ll get offline and get back.

Steve Herbert:                                            We’ll have Jim circle back up with you and get you that number. I don’t have that sitting in front of me.

(Annette Franke):                          Okay, sounds good. Thank you very much.

Steve Herbert:                                            Okay.

Coordinator:                                                     All right, next question comes from (Chris Marinac). Your line is open, and please state your company name.

(Chris Marinac):                                  Yes, (Fig) Partners in Atlanta. Steve, just two points of clarification. So the ultimate price that EverBank is paying, is it around $115 million, or is it less than that?

Steve Herbert:                                            You know, I mean, that’s not really the correct way I think to look at it. I mean, they’re assuming certain assets, or assuming deposits. They’re acquiring assets and then for the difference the liabilities are going to exceed the assets.

We’ve been getting liquid so we’re going to be transferring cash to support the assumption of those liabilities that exceed the assets, and in the end what really I think matters is the $60 -$70 million loss on sale, much of that really being related to the assets in the mark to market and mark for liquidity and credit risk that will be applicable to the HFI investment or the HFI loan portfolio.

(Chris Marinac):                                  Okay. Fair enough. And then, from the standpoint of ongoing tangible book values, the goodwill that you still have and intangibles you still have on the books would be about $25 million, is that correct?

Steve Herbert:                                            That’s correct. That’s exclusively really related to Market Street Mortgage basically.

(Chris Marinac):                                  Correct, but from the standpoint of gauging tangible book it will be the 50-70 that you quoted, less the 25?

Steve Herbert:                                          Fair enough.

(Chris Marinac):                                  Okay, very good. Thank you very much, Steve.

Steve Herbert:                                            Thanks.

Coordinator:                                                     (Joe Jolson), your line is open, and please state your company name.

(Joe Jolson):                                                     Hi, Steve, JMP. The cash position and this is all like book equity, can you just go through how much cash the company will have when these things close? Or is it similar to the book equity, or take us through that and then what happens to the trust preferred?

Steve Herbert:                                            Oh the, you know, cash position, you know, is an uncertainty as you try and anticipate a transaction of this magnitude, and the way that it might unfold, so I can’t, we’re like - you know - we’re using - I would use tangible book value as a proxy but there will be timing differences and other issues that we’ll have to address as we work through it. I don’t know the dispositions of the trust preferred.

(Joe Jolson):                                                     Did you guys take the trust preferred from the holding company and invest that in trust preferred at the bank?

Steve Herbert:                                            No.

(Joe Jolson):                                                     So that’s still a liability of the holding company with what’s left over, right?

Steve Herbert:                                            That’s correct.

(Joe Jolson):                                                     Okay.

Coordinator:                                                     All right, next question comes from (Chris Donat). Your line is open and please state your company name.

(Chris Donat):                                             Sure, I’m with Sandler O’Neill. The question was basically asked before, Steve, but I thought you said in your prepared remarks, just as you talked about the deferred tax asset.

I thought you’d given sort of an amount that it could be applied to, if you’re successful, to CMC litigation, or did I miss that or not hear that correctly?

Steve Herbert:                                            No, you did hear that correctly. (Annette) asked for the number, and I don’t know the specific number as we stand today...

(Chris Donat):                                             Okay.

Steve Herbert:                                            Because I haven’t looked at an update but the amount of that should be clearly sufficient in the path we’re going down to protect the full recovery from CMC. That would probably be likely.

(Chris Donat):                                             Okay. I, similar, I think in my head I have a $50 million number, but I’m not sure if that was stale from - in the last year or not, but…

Steve Herbert:                                            I think that’s the order of magnitude, but we’ll get, why don’t we get with (Chris) as well and get him the exact number and then the losses from this transaction will increase it?

(Chris Donat):                                             Right, okay. That’s it for me, thanks, Steve. Thanks for doing the call.

Steve Herbert:                                            All right, thanks.

Coordinator:                                                     (Chris Marinac), your line is open.

(Chris Marinac):                                  Steve, I wanted to follow up on - there’s still the risk of the book value that operating losses in May and June dwindled at $50 million further, correct?

Steve Herbert:                                            There is, and that’s why they’re high level estimates, I mean there’s a lot that has to take place here, just wrapping my mind around it is pretty challenging.

We do have, you know, all the analysis and the numbers that you would expect us to have, but, you know, there is a range of possible outcomes here, and it’s because of the level of uncertainty, that range is pretty broad.

And we’re going to do everything we can to work our way through it and manage it, but we wouldn’t want to get any more specific than what we have.

(Chris Marinac):                                  But does the $50 million - does 50-70 include losses for April, May and June, or is it just April?

Steve Herbert:                                            It does certainly include April and I think, in general, no, it doesn’t as a matter of the way in which we prepared that item.

(Chris Marinac):                                  Okay, but it does include the cost to shut down NetBank Funding and the bank?

Steve Herbert:                                            It does, yes, and as we said hopefully we’ve taken a worst case scenario as we’ve looked at those numbers.

(Chris Marinac): Okay, very well, thanks again.

Coordinator:                                                     Again, parties, *1, should you have a question, please.

Steve Herbert:                                            All right, well, seeing no additional questions, you know, again, I will continue to do the very best that I can for you guys. You can count on that and certainly…, it does look like we have one additional question pop up here.

Coordinator:                                                     One moment. (Melissa Miller), your line is open and please state your company name.

(Melissa Miller):                                 (Melissa Miller), First Manhattan. Just to clarify, you said that the lawsuit was on the books for $25 million, is that right?

Steve Herbert:                                            That is correct.

(Melissa Miller):                                 Okay, that’s it, thanks.

Steve Herbert:                                            All right, thanks. Okay, well, thanks everybody, you know, for your time. We’ll be here to answer additional questions as needed and we’ll be busy trying to get this thing done.

You know really, I’ve given it all that I have, and I think you guys know that, or at least I hope you do. And I will be talking to you soon. Thank you.

Coordinator:                                                     That does conclude today’s conference call. Thank you all for participating.

END